Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 26, 2017

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (OTC US: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended March 31, 2017 of $2.0 million, or $0.80 diluted earnings per share,  compared to $1.7 million, or $0.69 diluted earnings per share, for the quarter ended March 31, 2016.  The $0.3 million, or 16%, improvement resulted from producing more net interest income and other income which more than offset increased provision for loan losses and higher other expenses.    Return on average assets (ROA) and return on average equity (ROE) were 0.99% and 9.85%, respectively, for the first quarter of 2017 and 0.92% and 8.83%, respectively, for the first quarter of 2016.

“Fidelity’s strong first quarter financial results set the stage for a successful 2017.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The continued growth in earnings, capital, loans, core deposits, and non-interest income are the highlights for the first quarter.  These positive financial results enabled us to increase our dividend in the first quarter to $0.31 per share, or 15%, when compared to the first quarter of 2016. Fidelity Bank is well positioned for the future and I remain confident in our Fidelity Banker’s ability to bring value to our clients, shareholders, and community.”

The Company’s total assets increased $59.7 million, or 8%, to $852.6 million at March 31, 2017 from $792.9 million at December 31, 2016.  This asset growth resulted primarily from $22.6 million net growth in the loan portfolio and a  $24.2 million increase in securities along with an additional $8.0 million of bank owned life insurance purchased during the first quarter of 2017.  Asset growth was funded by $30.5 million more in deposits, $27.5 million in additional borrowings and $1.6 million higher shareholders' equity.    During the first quarter of 2017, the Company completed the acquisition of Wayne Bank’s West Scranton branch which added $13.9 million in deposits.

Net interest income was $6.6 million for the first quarter of 2017, a $0.5 million, or 9%, increase over the  $6.1 million earned for the first quarter of 2016.    An increase of $54.9 million in average loans and leases mitigated the lower yields earned in the loan portfolio and generated  $0.4 million more interest income.  Higher investment portfolio yields with an additional $23.7 million in average investments contributed another $0.3 million in interest income.    This interest income growth was partially offset by $0.1 million more interest expense due to higher average borrowings.    During the first quarter of 2017, the Company used FHLB advances and short-term borrowings to purchase approximately $20.0 million of securities producing an expected after-tax return of 1.10%.  As a result of the higher earnings on a larger average portfolio of earning assets, net interest margin was 3.72% for the first quarter of 2017, or 2 basis points higher, than the 3.70% recorded for the first quarter of 2016.

The provision for loan losses was $325 thousand for the first quarter of 2017, a $175 thousand increase compared to  $150 thousand for the first quarter of 2016.  The increase in the provision is primarily attributable to the growth in the loan portfolio during the first quarter of 2017.    The allowance for loan losses was 1.54% of total loans at March 31, 2017 compared to 1.69% of total loans at March 31, 2016.

Total other income recorded for the three months ended March 31, 2017 was $2.1 million, an increase of $0.4 million, or 25%, from the $1.7 million recorded for the three months ended March 31, 2016.  Other income increased due to $177 thousand more gains on loan sales, $55 thousand higher deposit service charges, $44 thousand in additional interchange fees, $42 thousand more fees from financial services and a $42 thousand increase in loan service charges.

Other expenses increased to  $5.8 million for the quarter ended March 31, 2017, an increase of $0.4 million from $5.4 million for the quarter ended March 31, 2016.  Increases within this category included a $0.2 million increase in salaries and employee benefits expense, a $0.1 million increase in data processing expense and $0.1 million more in premises and equipment expense during the first quarter of 2017 compared to the same 2016 period.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	the impact of new or changes in existing laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;
•	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	technological changes;
•

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	acts of war or terrorism;
•	disruption of credit and equity markets; and
•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2017	December 31, 2016
Assets
Total cash and cash equivalents	$29,116	$25,843
Investment securities	154,223	130,037
Federal Home Loan Bank Stock	2,467	2,606
Loans and leases	623,130	600,348
Allowance for loan losses	(9,548)	(9,364)
Premises and equipment, net	17,026	17,164
Life insurance cash surrender value	19,542	11,435
Other assets	16,730	14,875

Total assets	$852,686	$792,944

Liabilities
Non-interest-bearing deposits	$190,482	$211,153
Interest-bearing deposits	543,444	492,306
Total deposits	733,926	703,459
Short-term borrowings	14,699	4,223
Long-term debt	17,000	-
Other liabilities	4,868	4,631
Total liabilities	770,493	712,313

Shareholders' equity	82,193	80,631

Total liabilities and shareholders' equity	$852,686	$792,944

Average Year-To-Date Balances:	March 31, 2017	December 31, 2016
Assets
Total cash and cash equivalents	$14,529	$23,801
Investment securities	149,627	129,679
Loans and leases, net	603,078	559,538
Premises and equipment, net	17,124	16,584
Other assets	29,725	26,244

Total assets	$814,083	$755,846

Liabilities
Non-interest-bearing deposits	$164,340	$152,826
Interest-bearing deposits	509,588	505,079
Total deposits	673,928	657,905
Short-term borrowings and long-term debt	53,145	13,044
Other liabilities	5,501	5,120
Total liabilities	732,574	676,069

Shareholders' equity	81,509	79,777

Total liabilities and shareholders' equity	$814,083	$755,846

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2017	Mar. 31, 2016
Interest income
Loans and leases	$6,370	$6,006
Securities and other	996	730

Total interest income	7,366	6,736

Interest expense
Deposits	586	580
Borrowings and debt	102	18

Total interest expense	688	598

Net interest income	6,678	6,138

Provision for loan losses	(325)	(150)
Other income	2,105	1,687
Other expenses	(5,797)	(5,388)
Provision for income taxes	(681)	(586)
Net income	$1,980	$1,701

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016
Interest income
Loans and leases	$6,370	$6,212	$6,155	$5,989	$6,006
Securities and other	996	826	851	726	730

Total interest income	7,366	7,038	7,006	6,715	6,736

Interest expense
Deposits	586	582	580	567	580
Borrowings and debt	102	19	5	7	18

Total interest expense	688	601	585	574	598

Net interest income	6,678	6,437	6,421	6,141	6,138

Provision for loan losses	(325)	(375)	(225)	(275)	(150)
Other income	2,105	2,194	2,024	2,100	1,687
Other expenses	(5,797)	(5,489)	(5,409)	(5,369)	(5,388)
Provision for income taxes	(681)	(738)	(776)	(669)	(586)
Net income	$1,980	$2,029	$2,035	$1,928	$1,701

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016
Assets
Total cash and cash equivalents	$29,116	$25,843	$31,440	$27,853	$41,091
Investment securities	154,223	130,037	128,765	129,760	128,673
Federal Home Loan Bank Stock	2,467	2,606	1,201	1,140	1,420
Loans and leases	623,130	600,348	573,898	562,758	557,293
Allowance for loan losses	(9,548)	(9,364)	(9,196)	(9,207)	(9,384)
Premises and equipment, net	17,026	17,164	16,497	16,455	16,519
Life insurance cash surrender value	19,542	11,435	11,346	11,257	11,169
Other assets	16,730	14,875	16,472	16,460	16,601

Total assets	$852,686	$792,944	$770,423	$756,476	$763,382

Liabilities
Non-interest-bearing deposits	$190,482	$211,153	$160,129	$157,776	$157,358
Interest-bearing deposits	543,444	492,306	511,678	505,524	510,553
Total deposits	733,926	703,459	671,807	663,300	667,911
Short-term borrowings	14,699	4,223	10,996	7,258	12,765
Long-term debt	17,000	-	-	-	-
Other liabilities	4,868	4,631	6,061	5,522	4,397
Total liabilities	770,493	712,313	688,864	676,080	685,073

Shareholders' equity	82,193	80,631	81,559	80,396	78,309

Total liabilities and shareholders' equity	$852,686	$792,944	$770,423	$756,476	$763,382

Average Quarterly Balances:	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016
Assets
Total cash and cash equivalents	$14,529	$16,435	$21,166	$28,753	$28,960
Investment securities	149,627	130,971	130,301	129,604	127,820
Loans and leases, net	603,078	574,283	562,429	553,212	548,034
Premises and equipment, net	17,124	16,780	16,468	16,445	16,641
Other assets	29,725	26,651	26,594	26,347	25,374

Total assets	$814,083	$765,120	$756,958	$754,361	$746,829

Liabilities
Non-interest-bearing deposits	$164,340	$162,065	$155,516	$148,703	$144,890
Interest-bearing deposits	509,588	499,087	505,673	512,695	502,917
Total deposits	673,928	661,152	661,189	661,398	647,807
Short-term borrowings and long-term debt	53,145	16,606	9,266	9,162	17,145
Other liabilities	5,501	5,950	5,409	4,713	4,396
Total liabilities	732,574	683,708	675,864	675,273	669,348

Shareholders' equity	81,509	81,412	81,094	79,088	77,481

Total liabilities and shareholders' equity	$814,083	$765,120	$756,958	$754,361	$746,829

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016
Selected returns and financial ratios
Basic earnings per share	$0.80	$0.83	$0.83	$0.79	$0.69
Diluted earnings per share	$0.80	$0.83	$0.82	$0.79	$0.69
Dividends per share	$0.31	$0.39	$0.29	$0.29	$0.27
Yield on interest-earning assets (FTE)	4.08%	4.07%	4.11%	3.99%	4.04%
Cost of interest-bearing liabilities	0.50%	0.46%	0.45%	0.44%	0.46%
Net interest spread	3.58%	3.61%	3.66%	3.55%	3.58%
Net interest margin	3.72%	3.73%	3.78%	3.66%	3.70%
Return on average assets	0.99%	1.06%	1.07%	1.03%	0.92%
Return on average equity	9.85%	9.92%	9.99%	9.80%	8.83%
Efficiency ratio	64.33%	61.23%	61.85%	63.09%	66.49%
Expense ratio	1.88%	1.69%	1.77%	1.75%	1.99%

Other financial data	At period end:
	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016
Book value per share	$33.27	$32.86	$33.24	$32.76	$31.92
Equity to assets	9.64%	10.17%	10.59%	10.63%	10.26%
Allowance for loan losses to:
Total loans	1.54%	1.57%	1.61%	1.64%	1.69%
Non-accrual loans	1.22x	1.27x	1.57x	1.56x	1.13x
Non-accrual loans to total loans	1.26%	1.23%	1.02%	1.05%	1.49%
Non-performing assets to total assets	1.28%	1.33%	1.32%	1.37%	1.77%
Net charge-offs to average total loans	0.09%	0.21%	0.23%	0.27%	0.21%